Exhibit 99.2

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Diana Takvam (805) 563-6883

Tenet Receives Subpoenas Regarding Relocation Agreements

SANTA BARBARA, Calif. – July 15, 2003 – Tenet Healthcare Corporation (NYSE: THC) said the company and several of its subsidiaries today received administrative subpoenas for documents from the U.S. Attorney’s office in Los Angeles.  The subpoenas primarily seek information about physician relocation agreements since 1995 related to seven Southern California hospitals owned by Tenet subsidiaries as well as summary information about physician relocation agreements related to all of its hospital subsidiaries.  The company said it does not know the scope or focus of the investigation underlying the subpoenas, but said it would cooperate with the requests.

Separately, the company said it expects a grand jury in San Diego to return an indictment later this week against its Alvarado Hospital Medical Center Inc. and, possibly, Alvarado’s corporate parent entities.  The company previously disclosed that the hospital could be indicted in an ongoing investigation related to certain physician relocation agreements at the 311-bed eastern San Diego County facility.  On June 6, Alvarado’s chief executive officer, Barry Weinbaum, was indicted in connection with physician relocation agreements made with a group practice headed by a San Diego physician who was convicted of Medicare fraud in an unrelated case.  Weinbaum has vehemently denied the charges and said he will vigorously defend himself in court.

The subpoenas received today from the U.S. Attorney’s office in Los Angeles seek information from Tenet Healthcare Corporation, three corporate subsidiaries and subsidiaries that own seven of its Southern California hospitals:  Centinela Hospital Medical Center in Inglewood, Daniel Freeman Memorial Hospital in Inglewood, Daniel Freeman Marina Hospital in Marina del Rey, John F. Kennedy Memorial Hospital in Indio, Brotman Medical Center in Culver City, Encino-Tarzana Regional Medical Center in Los Angeles, and Century City Hospital in Los Angeles.

Physician relocation agreements are a common and accepted practice used by hospitals across the country to meet a demonstrated need in their communities for additional or specialized health care resources.  Typically, hospitals pay a portion of a physician’s cost to relocate from one community to another plus income guarantees for a set period of time, usually one year. In return, physicians typically commit to provide health care services in the local community for at least three years.  The agreements permit the physicians to refer patients to any hospital, not just the facility that helped them to relocate.  Such agreements are generally permitted under rules promulgated by the U.S. Department of Health and Human Services.

Tenet said it believes that its current corporate policy on physician relocation agreements, which has been in place since 1996, is entirely appropriate under the law.  The policy is posted on the company’s web site, www.tenethealth.com.  About 42,000 physicians currently have admitting privileges at Tenet’s 114 hospitals in 16 states. Of those, fewer than 2.5% have relocation agreements now in place, and about 1% is currently eligible for revenue protection under income guarantees during the start-up of their practices.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.